CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 (No. 333-230943) of Addentax Group Corp. of our report dated July 01, 2019 for financial years then ended as of March 31, 2019, except for the number of shares of common stock offering disclosed in Note 17 to the consolidated financial statements, as to which the date is August 7, 2019, relating to the financial statements which appears in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Pan-China Singapore PAC

Singapore

August 7, 2019